Exhibit 10.9
Summary of 2007 Named Executive Performance Targets under Variable Pay Program
     The variable pay program is an annual incentive cash incentive program and provides all of our employees, including executive officers, the opportunity to earn cash incentive bonuses based on the achievement of specific company or function performance goals.
     Our board of directors approved overall corporate performance targets for 2007 that are designed to motivate the achievement of the objectives set out in business plan and individual objectives in relation to each executive officer. Each performance metric has a weight within the plan, and the sum of the weights is 100%.
     There are three performance levels established for the goals: Threshold, Target, and Stretch, defined below:

Threshold	• the minimum level of performance necessary to receive a payout
• there is no payout for performance below Threshold
• we believe there is a greater than 50% probability of attaining at least Threshold performance measures

Target	• the expected level of performance
• we believe there is a good probability of attaining target performance measures

Stretch	• performance beyond Target
• we believe there is a low probability of attaining Stretch performance measures
     Our Chief Executive Officer, Mr. Gardner, will not participate in the variable pay program as his employment agreement provides for a target bonus award opportunity in the manner set forth in the agreement, and in future years according to annual bonus criteria be as determined by our board of directors (or its Human Resources and Compensation Committee). Pursuant to Mr. Gardner’s employment agreement, in lieu of a pro-rated annual incentive award for calendar year 2007, Mr. Gardner was granted Restricted Stock Units under our 1998 Equity Incentive Plan, as amended (the “1998 Plan”).
     For 2007, all of our other executive officers have variable pay program payout ranges as a percentage of base salary of 20% at Threshold, 40% at Target and 70% at Stretch.
     Under the performance targets approved by our board for 2007, a variable cash component will be paid to executive officers based on two performance components: (i) 75% is based upon the overall achievement of corporate performance objectives approved by our board for 2007; and (ii) 25% is based upon whether and/or to what degree individual executive officers achieve their individual objectives approved by our board.
     Each component of the 2007 Plan allows for under performance (threshold), on target performance and over performance (Stretch). The minimum payment is 0% for both components.
     Corporate Performance Component. On the corporate performance side, the 2007 goals are:
•	share price appreciation, which is measured by calculating the weighted average increase in our Nasdaq share price. This corporate measure of share price appreciation accounts for 10% of the total incentive payout for all executive officers.
•	Two Production targets associated with meeting or exceeding production volume targets for certain materials and milestones associated with production process improvement

•	Four New Product Development objectives associated with reaching regulatory or development milestones in the development and regulatory processes for certain new product initiatives

•	Two Research and Development objectives relating to product testing and milestone achievement

•	Expense Control objectives relating to performance to approved budget
Individual Objectives for 2007
     Individual objectives for each executive officer are proposed by our Chief Executive Officer and are evaluated by the Human Resources and Compensation Committee.
Our board of directors can exercise discretion to pay compensation even if performance does not meet our performance goals.